Exhibit 5.1

July 30, 2018

Board of Directors

Merit Medical Systems, Inc.

1600 West Merit Parkway

South Jordan, Utah 84095

Ladies and Gentlemen:

We have acted as counsel to Merit Medical Systems, Inc., a Utah corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, File No. 226320 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of shares of the Company’s common stock, no par value (the “Common Stock”), which may be issued from time to time on a delayed basis pursuant to Rule 415 under the Securities Act, and (ii) the prospectus supplement, dated July 25, 2018 (the “Prospectus Supplement”) relating to the issuance and sale of up to an aggregate of 3,500,000 shares of Common Stock (the “Firm Shares”) at a price to the public of $54.00 per share of Common Stock, together with the potential issuance of up to an additional 525,000 shares of Common Stock (the “Option Shares”, and together with the Firm Shares, the “Securities”) upon the occurrence of certain contingencies, all on the terms and subject to the conditions set forth in an Underwriting Agreement, dated July 25, 2018 (the “Underwriting Agreement”) among the Company, Wells Fargo Securities, LLC, Piper Jaffray & Co. and the other underwriters identified therein, which is filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K to which this opinion is also filed as an exhibit.

In connection with the opinion hereinafter expressed, we have examined and relied upon the Registration Statement and the Prospectus Supplement and such other documents, records, certificates, memoranda, and other instruments as we have deemed necessary as a basis for this opinion. We have examined such statutes, corporate and public records, and other documents, including the Second Amended and Restated Articles of Incorporation of the Company and the Third Amended and Restated Bylaws of the Company and certificates or statements of public officials, and considered such matters of law as we have deemed necessary as a basis for this opinion. For purposes of the opinion set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies, and the legal capacity at all relevant times of any natural person signing any such document. Additionally, we have relied as to matters of fact material to the opinion set forth below on a certificate from, and other inquiries of officers of, the Company.

We are qualified to carry on the practice of law in the State of Utah. The opinions expressed in this letter are limited to (i) the federal laws of the United States and (ii) the Utah Revised Business Corporation Act, as amended (the “URBC”), including all applicable provisions of the Utah Constitution and reported judicial decisions interpreting the URBC, in each case, as such laws exist on the date hereof. We express no opinion as to, and assume no responsibility for, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction, including any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and sold in accordance with the provisions of the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference of our firm under “Legal Matters” in the Prospectus Supplement, and in any amendment or supplement thereto, and to the filing of this opinion as exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed in connection with the execution of the Underwriting Agreement and the issue and sale of the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion letter and the opinions contained herein are as of the date set forth above, and we do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our legal opinions expressed herein.

Very truly yours,

/s/ Parr Brown Gee & Loveless

PARR BROWN GEE & LOVELESS,
a professional corporation